                   DiVall Insured Income Properties 2, L.P.
                                QUARTERLY NEWS

================================================================================
A publication of The Provo Group, Inc.                        THIRD QUARTER 1998


                             ADVISORY BOARD REVIEWS
                                 SALES PROCESS

Kansas City, Missouri
October 28, 1998

The DiVall Advisory Board met today and reviewed the sales process for DiVall 1, 2, and 3. The objective of going to market was the perceived opportunity to take advantage of cyclical strength in the triple net lease market, as well as developing a comfort for the investors that their perceptions of value are fair after exposure to a competitive market.

All three affiliated partnerships ... DiVall 1, DiVall 2 and DiVall 3 undertook identical sales processes, even though their respective results were different.

DiVall 1 investors received a registered tender offer to sell for $575 per unit last winter. The Provo Group believed a higher value could be achieved through an independent bid process. The successful sale, related liquidating distribution, and three quarterly distributions (which would not have been earned by selling last winter), resulted in an additional $160 or 28% over the initial offer.

Although the successful DiVall 1 sale demonstrates the effectiveness of the bid process, DiVall 2 did not receive a conforming bid (a conforming bid required bids to be all cash, completely unconditional and accompanied by a substantial deposit. In addition, there was a minimum bid requirement of no less than 90% of the appraised value).

The Advisory Board feels that the market began to soften for DiVall 2's portfolio mix and lease structures before DiVall 1, which had different concepts and lease terms.

The Advisory Board recognizes that opportunities are still available to enhance the values of DiVall 2, irrespective of whether those opportunities were too conservatively valued by this summer's "bidders".

                                                           (Continued on Page 2)

                         ============================
                             OTHER NEWS INSIDE...

 .    Cash-A-Check Option To Purchase...................... Property Issues, Pg 4

 .    discussion of liquidation costs ....................question & answer, pg 5

Page 2                             DiVall 2                               3 Q 98


Continued from cover page ...

     What NOW? ... The Board feels the "matching" of buyers and sellers within the partnerships, with reduced transaction costs should facilitate any pressing liquidation requirements of individual limited partners; (Please see enclosed Expression of Interest Form).

     and LATER .... The Board encouraged The Provo Group to pursue taking DiVall
     2 "private" in the future (due to the stability associated with its economically diversified size) to enhance yield by reducing public partnership administrative requirements;

     MEANWHILE ... TPG will continue to operate DiVall 2 to enhance the current yields (estimated to approximate 9% on net asset value) and to allow recent changes in concept ownership to mature and succeed.

DiVall 3 also did not receive a conforming bid. This Partnership only has five properties and consequently, any perceived risk for any given store creates a heightened risk to the entire portfolio.

We continue to believe that a liquidation of the Partnership is in the best interest of the DiVall 3 Limited Partners. Therefore, The Provo Group will actively pursue other alternatives for liquidation of DiVall 3 during 1999. The properties may be sold individually or in any combination provided that the total sales price for the properties included in the transaction equals or exceeds 90% of the combined appraised value for the assets.

It is not possible to provide the Limited Partners with a time frame for a DiVall 3 liquidation, but we are working closely with potential buyers and hope to dissolve the Partnership in a timely manner. We will certainly keep you updated on the status of the liquidation process.

Overall it's been an interesting year. Each Partnership has its own unique qualities and very different perceptions in the marketplace of each respective portfolio's strengths and weaknesses. If the bid process did not result in a sale, it did provide a road map for future value enhancement and maximization.

The Provo Group and the DiVall Advisory Board would like to thank all the Limited Partners for their support and encouragement during 1998.


                          ==========================

Page 3                    DiVall 2                          3 Q 98


                          ==========================

                            Distribution Highlights

 .    6% (approx.) annualized return from operations and 2% (approx.) non-
     annualized return from investing and financing activities based on $32,000,000 ("net" remaining initial investment).

 .    $1,010,000 total amount distributed for the Third Quarter 1998 which was
     $50,000 less than projected.

     Total distributions for 1998 are projected to be only $20,000 below the projected budget of $4,565,000 even after payment of all property valuation and liquidation costs.

 .    $21.82 per unit (approx.) for the Third Quarter 1998 from both cash flow from operations and "net" cash activity from financing and investing activities.

 .    $943.00 to $745.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (February 1990), respectively. (NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.)

                          ==========================

            (NOTE:  Original units were purchased for $1,000/unit.)


                 Statements of Income and Cash Flow Highlights


 .   18% decrease in          .   30% increase in            .   45% decrease in
    "total" operating            "total" expenses from          net income from
    revenues from                projections.                   projections.
    projections.

 .   Revenues were lower than anticipated due to the non-cash reversal of percentage rent accruals during the quarter. This was done because of new accounting regulations.

 .   Land Title Surveys in the amount of $67,400, were performed on all of the properties thus causing the increase in expenses. In addition, legal fees were higher than anticipated due to work done in association with the proposed liquidation.

Page 4                             DiVall 2                               3 Q 98
                          ==========================
                              Property Highlights

                                   Vacancies
                                   ---------

 .   Denny's restaurant (Twin Falls, ID) was sublet to Fiesta Time. The current tenant (DenAmerica) remains liable for all leasehold requirements

 .   Red Apple Restaurant (Cedar Rapids, IA) unexpectedly vacated the premises on
    May 30, 1998. Management is currently trying to locate the tenant to pursue legal action as well as explore other possible operators for this location.

 .   Denny's (Phoenix, AZ) was vacant at September 30, 1998. The tenant did not renew their lease which expired on May 31, 1998. Management is pursing other possible tenants for this property, including other Denny's operators.

 .   Hostetler's BBQ (Des Moines, IA) was vacant at 9/30/98. Management is working with the tenant to sublet this property. The tenant continues to make rental payments.

                               Rents Receivable
                               ----------------

 .   Red Apple Restaurant (Cedar Rapids, IA) was $27,000 delinquent in scheduled rent, late fees and maintenance costs at September 30, 1998.

                                Property Issues
                                ---------------

 .   Cash-A-Check (Hallandale, FL) is interested in exercising their Option to
    Purchase for $325,000. The closing should occur on or before November 16, 1998.

                          ==========================
                               Return of Capital

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended June 30, 1988 through September 30, 1998.

================================================================================

                                                 Distribution         Capital
                                                 ------------         -------
                                                   Analysis           Balance
                                                   --------           -------
   Original Capital Balance                                 -      $ 46,280,300
   Cash Flow From Operations Since Inception    $  25,292,529                 -
   Total Distributions Since Inception            (39,140,268)                -
                                                -------------

   (Return) of Capital                           ($13,847,739)      (13,847,739)
                                                                   ------------

   "Net" Remaining Initial Investment
        by Original Partners                                -      $ 32,432,561
                                                                   ============

===============================================================================
    (NOTE: For a more individualized discussion of return of capital contact
                              Investor Relations.)

Page 5                             DiVall 2                               3 Q 98
                          ==========================
                              Questions & Answers

1. Why did the Partnership invest up-front costs associated with the bid process which included Phase I Environmental Reports, As-Built Surveys, Title Commitments and Appraisals?

     Generally, the above referenced documents can be used for a period of six months to one year. We will most likely exceed this time period, however the same due diligence documents will be required when the Partnership does sell its assets in the future. At that time, these documents will only need to be updated and the cost associated with updating these documents is minimal compared to the up-front cost. The decision to incur those costs was made to expedite a close if an acceptable bid was received.

2. Since the portfolio did not sell, does that mean it's not worth what we said it was worth?

     No ... but "value may be in the eyes of the holder" at this time and not bidders feeling the effects of a credit crunch. The Partnership has not lost its basic value nor its potential. It is a stable investment with predominately well-performing restaurants in its portfolio (as stated on the cover page, the expected normal distribution level provides a 9% annual return on estimated Net Asset Value).

     If bidders were unable to recognize the values we believe are inherent in this portfolio, than DiVall 2's stable rate of return affords us the opportunity to be patient in maximizing your asset values.

3.   When can I expect my next distribution mailing?

     Your distribution correspondence for the Third Quarter of 1998 is scheduled to be mailed on February 15, 1999.


                                     *****

================================================================================
 For questions or additional information, please contact Investor Relations at:
                        1-800-547-7686 or 1-816-421-7444

                All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.
                        101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105

                               (FAX 816-221-2130)

                               www.tpgdivall.com
================================================================================

------------------------------------------------------------------------------------------------------

                               DIVALL INSURED INCOME PROPERTIES 2 L.P.
                              STATEMENTS OF INCOME AND CASH FLOW CHANGES
                         FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 1998

------------------------------------------------------------------------------------------------------
                                                                 PROJECTED      ACTUAL       VARIANCE
                                                                --------------------------------------
                                                                    3RD           3RD
                                                                  QUARTER       QUARTER       BETTER
                                                                  9/30/98       9/30/98       (WORSE)
                                                                -----------   -----------    ---------
 OPERATING REVENUES
  Rental income                                                 $   639,941   $   495,847    $(144,094)
  Interest income                                                    21,517        32,463       10,946
  Other income                                                       12,489        21,986        9,497
                                                                -----------   -----------    ---------
 TOTAL OPERATING REVENUES                                       $   673,947   $   550,296    $(123,651)
                                                                -----------   -----------    ---------
 OPERATING EXPENSES
  Insurance                                                     $     6,624   $     5,793    $     831
  Management fees                                                    45,855        45,231          624
  Overhead allowance                                                  3,700         3,648           52
  Advisory Board                                                      3,600         3,947         (347)
  Administrative                                                     18,513        15,317        3,196
  Professional services                                               6,480         6,021          459
  Land Title Surveys                                                      0        67,400      (67,400)
  Auditing                                                           12,000        12,000            0
  Legal                                                               7,500        16,863       (9,363)
  Defaulted tenants                                                   2,100         2,425         (325)
                                                                -----------   -----------    ---------
 TOTAL OPERATING EXPENSES                                       $   106,372   $   178,645    $ (72,273)
                                                                -----------   -----------    ---------
 GROUND RENT                                                    $    31,200   $    31,372    $   (172)
                                                                -----------   -----------    ---------
 INVESTIGATION AND RESTORATION EXPENSES                         $       474   $       167    $     307
                                                                -----------   -----------    ---------
 NON-OPERATING EXPENSES
  Depreciation                                                  $   102,384   $   102,384    $       0
  Amortization                                                        2,313         2,313            0
                                                                -----------   -----------    ---------
 TOTAL NON-OPERATING EXPENSES                                   $   104,697   $   104,697    $       0
                                                                -----------   -----------    ---------
 TOTAL EXPENSES                                                 $   242,743   $   314,881    $ (72,138)
                                                                -----------   -----------    ---------
 NET INCOME                                                     $   431,204   $   235,415    $(195,789)

 OPERATING CASH RECONCILIATION:                                                              VARIANCE
                                                                                             ---------
  Depreciation and amortization                                     104,697       104,697            0
  (Increase) Decrease in current assets                              10,188       143,475      133,287
  Increase (Decrease) in current liabilities                        (14,186)      (79,610)     (65,424)
  (Increase) Decrease in cash reserved for payables                  (5,915)       70,000       75,915
  Advance from current cash flows for future distributions              500           500            0
                                                                -----------   -----------    ---------
 Net Cash Provided From Operating Activities                    $   526,488   $   474,477    $ (52,011)
                                                                -----------   -----------    ---------
CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Proceeds from repayment of notes receivable                       533,661       533,661            0
  Proceeds from property sales                                            0         2,100        2,100
                                                                -----------   -----------    ---------
 Net Cash Provided from Investing and Financing
  Activities                                                    $   533,661   $   535,761    $   2,100
                                                                -----------   -----------    ---------

 Total Cash Flow For Quarter                                    $ 1,060,149   $ 1,010,238    $ (49,911)

 Cash Balance Beginning of Period                                   990,113       972,166      (17,947)
 Less 2nd quarter distributions paid 8/98                          (510,000)     (375,000)     135,000
 Change in cash reserved for payables or future distributions         5,415       (70,500)     (75,915)
                                                                -----------   -----------    ---------
 Cash Balance End of Period                                     $ 1,545,677   $ 1,536,904    $  (8,773)

 Cash reserved for 3rd quarter L.P. distributions                (1,060,000)   (1,010,000)      50,000
 Cash reserved for payment of payables                             (204,442)     (275,000)     (70,558)
                                                                -----------   -----------    ---------
 Unrestricted Cash Balance End of Period                        $   281,235   $   251,904    $ (29,331)
                                                                ===========   ===========    =========
------------------------------------------------------------------------------------------------------
                                                                 PROJECTED      ACTUAL       VARIANCE
                                                                --------------------------------------
* Quarterly Distribution                                        $ 1,060,000   $ 1,010,000    $ (50,000)
  Mailing Date                                                    11/15/98     (enclosed)
------------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES
                     DIVALL INSURED INCOME PROPERTIES 2 LP
                             1998 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO          (Note 1)

                                       ----------------------------
                                          REAL ESTATE
                                       ----------------------------
                                                  ANNUAL
-----------------------------------                BASE        %
CONCEPT                LOCATION          COST      RENT      YIELD
-----------------------------------    ----------------------------
APPLEBEE'S         COLUMBUS, OH        1,059,465  135,780    12.82%

BLOCKBUSTER        OGDEN, UT             646,425  100,554    15.56%

RED APPLE REST.    CEDAR RAPIDS, IA      660,156   54,000     8.18%

DENNY'S  (2)(3)    PHOENIX, AZ           295,750   39,000    13.19%
DENNY'S            PHOENIX, AZ           972,726   65,000     6.68%
DENNY'S  (2)       PHOENIX, AZ           865,900   86,000     9.93%
DENNY'S            TWIN FALLS, ID        699,032   83,200    11.90%
DENNY'S  (2)(3)    PHOENIX, AZ           500,000   37,000     7.40%

HARDEE'S (5)       S MILWAUKEE, WI       808,032   64,000     7.92%
HARDEE'S (5)       HARTFORD, WI          686,563   64,000     9.32%
HARDEE'S (5)       MILWAUKEE, WI       1,010,045   76,000     7.52%
   "                   "
HARDEE'S (5)       FOND DU LAC, WI       849,767   88,000    10.36%
HARDEE'S (5)       MILWAUKEE, WI               0        0     0.00%

HOOTER'S           R. HILLS, TX        1,246,719   95,000     7.62%

HOSTETTLER'S       DES MOINES, IA        845,000   66,000     7.81%

KFC                SANTA FE, NM          451,230   60,000    13.30%

MIAMI SUBS         PALM BEACH, FL        743,625   39,000     5.24%

-----------------------------------    ----------------------------

                                       ----------------------------------------
                                                 EQUIPMENT
                                       ----------------------------------------
                                         LEASE                ANNUAL
-----------------------------------    EXPIRATION             LEASE       % *
CONCEPT                LOCATION           DATE     COST      RECEIPTS    RETURN
-----------------------------------    ----------------------------------------
APPLEBEE'S         COLUMBUS, OH                    84,500           0     0.00%

BLOCKBUSTER        OGDEN, UT

RED APPLE REST.    CEDAR RAPIDS, IA

DENNY'S  (2)(3)    PHOENIX, AZ                    224,376           0     0.00%
DENNY'S            PHOENIX, AZ                    183,239           0     0.00%
DENNY'S  (2)       PHOENIX, AZ                    221,237           0     0.00%
DENNY'S            TWIN FALLS, ID      04/30/99   199,000      37,860    19.93%
DENNY'S  (2)(3)    PHOENIX, AZ                     14,259           0     0.00%

HARDEE'S (5)       S MILWAUKEE, WI
HARDEE'S (5)       HARTFORD, WI
HARDEE'S (5)       MILWAUKEE, WI              (4) 260,000           0     0.00%
   "                   "                          151,938           0     0.00%
HARDEE'S (5)       FOND DU LAC, WI            (4) 290,469           0     0.00%
HARDEE'S (5)       MILWAUKEE, WI                  780,000           0     0.00%

HOOTER'S           R. HILLS, TX

HOSTETTLER'S       DES MOINES, IA                  52,813           0     0.00%

KFC                SANTA FE, NM

MIAMI SUBS         PALM BEACH, FL
-----------------------------------    ----------------------------------------

                                       -----------------------------------------
                                       ORIGINAL EQUITY               $46,280,300
                                       NET DISTRIBUTION OF
                                         CAPITAL SINCE INCEPTION     $13,847,739
                                                                     -----------
                                       CURRENT EQUITY                $32,432,561
                                                                     ===========
                                       -----------------------------------------

                                       ----------------------------  -----------
                                                  TOTALS                TOTAL
                                       ----------------------------     % ON
                                                                     $32,432,561
-----------------------------------               ANNUAL               EQUITY
CONCEPT                LOCATION          COST     RECEIPTS   RETURN     RAISE
-----------------------------------    ----------------------------  -----------
APPLEBEE'S         COLUMBUS, OH        1,143,965  135,780    11.87%

BLOCKBUSTER        OGDEN, UT             646,425  100,554    15.56%

RED APPLE REST.    CEDAR RAPIDS, IA      660,156   54,000     8.18%

DENNY'S  (2)(3)    PHOENIX, AZ           520,126   39,000     7.50%
DENNY'S            PHOENIX, AZ         1,155,965   65,000     5.62%
DENNY'S  (2)       PHOENIX, AZ         1,087,137   86,000     7.91%
DENNY'S            TWIN FALLS, ID        889,032  121,060    13.62%
DENNY'S  (2)(3)    PHOENIX, AZ           514,259   37,000     7.19%

HARDEE'S (5)       S MILWAUKEE, WI       808,032   64,000     7.92%
HARDEE'S (5)       HARTFORD, WI          686,563   64,000     9.32%
HARDEE'S (5)       MILWAUKEE, WI       1,421,983   76,000     5.34%
   "                   "
HARDEE'S (5)       FOND DU LAC, WI     1,140,236   88,000     7.72%
HARDEE'S (5)       MILWAUKEE, WI         780,000        0     0.00%

HOOTER'S           R. HILLS, TX        1,246,719   95,000     7.62%

HOSTETTLER'S       DES MOINES, IA        897,813   66,000     7.35%

KFC                SANTA FE, NM          451,230   60,000    13.30%

MIAMI SUBS         PALM BEACH, FL        743,625   39,000     5.24%

-----------------------------------    ----------------------------  -----------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 1998 is based on 1997 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent. The annual base rent shown is net of the underlying ground lease rent.
     4. The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5. These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.

                                              ----------------------------------
                                              ORIGINAL EQUITY        $46,280,300
PROJECTIONS FOR                               NET DISTRIBUTION OF
DISCUSSION PURPOSES                            CAPITAL SINCE
                                               INCEPTION             $13,847,739
                                                                     -----------
                                              CURRENT EQUITY         $32,432,561
                                                                     ===========
                                              ----------------------------------

                     DIVALL INSURED INCOME PROPERTIES 2 LP
                             1997 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO   (Note 1)

                                    --------------------------------
                                         REAL ESTATE
                                    --------------------------------
                                                  ANNUAL
---------------------------------                  BASE         %
CONCEPT          LOCATION              COST        RENT       YIELD
---------------------------------   --------------------------------

POPEYE'S         PARK FOREST, IL       580,938      77,280    13.30%

SUNRISE PS       PHOENIX, AZ         1,084,503     127,920    11.80%

VILLAGE INN      GRAND FORKS, ND       739,375      84,000    11.36%

WENDY'S          AIKEN, SC             633,750      90,480    14.28%
WENDY'S          CHARLESTON, SC        580,938      76,920    13.24%
WENDY'S          N. AUGUSTA, SC        660,156      87,780    13.30%
WENDY'S          AUGUSTA, GA           728,813      96,780    13.28%
WENDY'S          CHARLESTON, SC        596,781      76,920    12.89%
WENDY'S          AIKEN, SC             776,344      96,780    12.47%
WENDY'S          AUGUSTA, GA           649,594      86,160    13.26%
WENDY'S          CHARLESTON, SC        528,125      70,200    13.29%
WENDY'S          MT. PLEASANT, SC      580,938      77,280    13.30%
WENDY'S          MARTINEZ, GA          633,750      84,120    13.27%

CASH-A-CHECK     HALLANDALE, FL        792,188      30,000     3.79%

---------------------------------   --------------------------------

---------------------------------   --------------------------------
PORTFOLIO TOTALS (30 Properties)    21,906,628   2,315,154    10.57%
---------------------------------   --------------------------------



                                  ---------------------------------------------
                                                    EQUIPMENT
                                  ---------------------------------------------
                                    LEASE                      ANNUAL
--------------------------------- EXPIRATION                   LEASE       %
CONCEPT          LOCATION            DATE           COST      RECEIPTS   RETURN
--------------------------------- ---------------------------------------------

POPEYE'S         PARK FOREST, IL

SUNRISE PS       PHOENIX, AZ                        79,219           0    0.00%
                                                    19,013           0    0.00%
VILLAGE INN      GRAND FORKS, ND

WENDY'S          AIKEN, SC
WENDY'S          CHARLESTON, SC
WENDY'S          N. AUGUSTA, SC
WENDY'S          AUGUSTA, GA
WENDY'S          CHARLESTON, SC
WENDY'S          AIKEN, SC
WENDY'S          AUGUSTA, GA
WENDY'S          CHARLESTON, SC
WENDY'S          MT. PLEASANT, SC
WENDY'S          MARTINEZ, GA

CASH-A-CHECK     HALLANDALE, FL

--------------------------------- ---------------------------------------------

--------------------------------- ---------------------------------------------
PORTFOLIO TOTALS (30 Properties)                 2,551,063      37,860    1.48%
--------------------------------- ---------------------------------------------


                                   -------------------------------
                                               TOTALS
                                   -------------------------------
---------------------------------                 TOTAL       %
CONCEPT          LOCATION          COST         RECEIPTS    RETURN
---------------------------------  -------------------------------

POPEYE'S         PARK FOREST, IL      580,938      77,280   13.30%

SUNRISE PS       PHOENIX, AZ        1,182,735     127,920   10.82%

VILLAGE INN      GRAND FORKS, ND      739,375      84,000   11.36%

WENDY'S          AIKEN, SC            633,750      90,480   14.28%
WENDY'S          CHARLESTON, SC       580,938      76,920   13.24%
WENDY'S          N. AUGUSTA, SC       660,156      87,780   13.30%
WENDY'S          AUGUSTA, GA          728,813      96,780   13.28%
WENDY'S          CHARLESTON, SC       596,781      76,920   12.89%
WENDY'S          AIKEN, SC            776,344      96,780   12.47%
WENDY'S          AUGUSTA, GA          649,594      86,160   13.26%
WENDY'S          CHARLESTON, SC       528,125      70,200   13.29%
WENDY'S          MT. PLEASANT, SC     580,938      77,280   13.30%
WENDY'S          MARTINEZ, GA         633,750      84,120   13.27%

CASH-A-CHECK     HALLANDALE, FL       792,188      30,000    3.79%

---------------------------------  -------------------------------

---------------------------------  -------------------------------
PORTFOLIO TOTALS (30 Properties)   24,457,691   2,353,015    9.62%
---------------------------------  -------------------------------


                                     -----------------------
                                             TOTAL %
                                         ON $32,432,561
---------------------------------            EQUITY
CONCEPT          LOCATION                     RAISE
---------------------------------    -----------------------

POPEYE'S         PARK FOREST, IL

SUNRISE PS       PHOENIX, AZ

VILLAGE INN      GRAND FORKS, ND

WENDY'S          AIKEN, SC
WENDY'S          CHARLESTON, SC
WENDY'S          N. AUGUSTA, SC
WENDY'S          AUGUSTA, GA
WENDY'S          CHARLESTON, SC
WENDY'S          AIKEN, SC
WENDY'S          AUGUSTA, GA
WENDY'S          CHARLESTON, SC
WENDY'S          MT. PLEASANT, SC
WENDY'S          MARTINEZ, GA

CASH-A-CHECK     HALLANDALE, FL

---------------------------------    -----------------------

---------------------------------    -----------------------
PORTFOLIO TOTALS (30 Properties)                       7.26%
---------------------------------    -----------------------


Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.

                                  Page 2 of 2

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If you are interested in buying additional units or selling your Units in DiVall
Insured Income Properties 2, L.P., you may fill out this form and mail it to The Provo Group, Inc. at 101 W. 11th St., Ste. 1110, Kansas City, MO, 64105. Based on the responses received, The Provo Group will compile a list of limited partners expressing an interest in buying and a list of limited partners expressing an interest in selling. We will then distribute those lists, along with form transfer documents (which have been pre-approved by The Provo Group) to all persons on those lists. This will allow sellers and buyers to contact one another to negotiate a mutually agreeable price. If you do not wish to be contacted by others seeking to buy or sell units, do not fill out this form. The normal fee to process a transfer of Partnership interest is $50 per transaction. However, the fee will be reduced to $25 for each transaction prior to June 30, 1999. The Partnership does not currently intend to offer this service again. You must provide all of the information requested in the form below, or your name will not be included in the lists of buyers and sellers being compiled.


Name:                                                Phone:
      -------------------------------------------           --------------------

Address:
         -----------------------------------------------------------------------
             Street Address                City            State           Zip


I own            units in DiVall Insured Income Properties 2, L.P.
      ----------

________ I wish to SELL my units.
         (Your name, address, phone number and number of units will be provided to all interested purchasers).


________ I wish to BUY units.
         (Your name, address and phone number will be provided to all interested sellers).


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Signature                                     Date


All transfers will be handled in accordance with the Partnership Agreement. Neither The Provo Group, Inc. nor the Partnership is in the business of buying or selling units, or arranging for the sale of units between investors. The General Partner has elected to provide the service described above to facilitate contact between limited partners interested in buying and limited partners interested in selling their units. If we receive your completed form prior to January 1, 1999, your information will be included in the lists described above. However, there is no guarantee that your units will be sold or that you will be successful in buying units. Neither The Provo Group, Inc. nor the Partnership express any opinion with respect to the current fair market value of units in the Partnership.

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